Exhibit 16.1

[Letterhead of Crowe Chizek and Company LLC]

March 3, 2005

Mr. Alvin L. Majors

Chairman of the Board

First PacTrust Bancorp, Inc.

610 Bay Boulevard

Chula Vista, California 91910

Dear Mr. Majors:

This is to confirm that the client-auditor relationship between First PacTrust Bancorp, Inc. (Commission File Number 000-49806) and Crowe Chizek and Company LLC has ceased and has been replaced with a new auditor relationship between First PacTrust Bancorp, Inc. and Crowe Chizek and Company LLP. There will be no change in audit personnel and this new name will allow us to continue to expand our audit practice in the State of California.

Sincerely,

Crowe Chizek and Company LLC

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549